EXHIBIT 99.1

99 Wood Avenue South, Suite 311 Iselin, NJ 08830 www.pharmoscorp.com	FOR IMMEDIATE RELEASE

Pharmos Appoints S. Colin Neill as CFO

Seasoned Biotechnology Industry Financial Executive

Iselin, NJ, October 5, 2006 – Pharmos Corporation (Nasdaq: PARS) announced today the appointment of S. Colin Neill as Senior Vice President, Chief Financial Officer, Secretary, and Treasurer. Mr. Neill will be located at Pharmos’ Iselin, New Jersey headquarters.

Haim Aviv, Ph.D., Chairman and CEO, said, "We are pleased to welcome Colin to the Pharmos management team and believe that his broad public company experience will be a major benefit to the Company. In his previous capacity at Axonyx, he completed three separate rounds of financing, raising $100 million in equity capital, led the company’s relationships with the investment community, maintained a broad network of Wall Street contacts and spearheaded the close of a key merger transaction."

Alan L. Rubino, President and COO, said, “The breadth and depth of Colin’s successful financial background will aid with both the smooth transition in the CFO position and the continued strong oversight of the finance team. In filling this position, we expect Colin to make a significant contribution to the overall success of Pharmos as we focus on closing and integrating the Vela acquisition. Further, we expect Colin to be instrumental to the expedited implementation of Pharmos’ aggressive business development strategy. ”

Pharmos entered into a definitive agreement in March 2006 to acquire Vela Pharmaceuticals Inc. (Vela). The acquisition is subject to shareholder approval at an upcoming annual meeting of shareholders.

Prior to this appointment, Mr. Neill most recently served as Chief Financial Officer, Treasurer and Secretary of Axonyx Inc., a biopharmaceutical company that develops products and technologies to treat Alzheimer's disease and other central nervous system disorders, where he played an integral role in the merger between Axonyx and Torrey Pines Therapeutics, a privately-held biopharmaceutical company. Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a $100 million publicly traded global contract research organization in the drug development business, from 1998 to its successful sale in 2001. Following that sale, Mr. Neill served as an independent consultant assisting small start-up and development stage companies in raising capital.

Earlier experience was gained as Vice President Finance and Chief Financial Officer of BTR Inc., a $3.5 billion US subsidiary of BTR plc, a British diversified manufacturing company, and Vice President Financial Services of The BOC Group Inc., a $2.5 billion British owned industrial gas company with substantial operations in the health care field. Mr. Neill has served four years with American Express Travel Related Services, first as chief internal auditor for worldwide operations and then as head of business planning and financial analysis. Mr. Neill began his career in public accounting with Arthur Andersen LLP in Ireland and later with Price Waterhouse LLP as a senior manager in New York City. He also served with Price Waterhouse for two years in Paris, France.

Mr. Neill graduated from Trinity College, Dublin with a first class honors degree in Business/Economics and he holds a masters degree in Accounting and Finance from the London School of Economics. He is a Certified Public Accountant in New York State and a Chartered Accountant in Ireland.

- more -

Mr. Neill has served as a member of the Board of Directors of the Association of Chartered Accountants in the US, a professional not-for-profit organization representing the interests of some 4,000 US-based chartered accountants from around the world.

Separately, Pharmos extends its appreciation to former Chief Financial Officer, James A. Meer, for his contribution and dedication to Pharmos over the past two-plus years. Mr. Meer served as Senior Vice President, Chief Financial Officer, Secretary, and Treasurer of Pharmos since July 2004.

About Pharmos

Pharmos discovers and develops novel therapeutics to treat a range of indications including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase II testing in pain. Other compounds from Pharmos' proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products, to the potential from the acquisition of Vela, and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. For example, there can be no assurance that (i) the Company's shareholders will approve the issuance of shares of the Company's common stock in the acquisition of Vela or that the Vela acquisition will be completed as contemplated, (ii) due to unforeseen medical and scientific consequences that often arise in the development of new drugs, that the clinical trials for the Company's pipeline of drug candidate products, including cannabinor and Vela's dextofisopam, will have sufficiently positive results to enable commercialization of any of such products, or (iii) due to unforeseen financial, management, business or technical problems or delays that often accompany the integration of two businesses, that the Company will realize any expected synergies from the acquisition of Vela. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679

# # #